Exhibit 99.1

DESIGN WITHIN REACH, INC. REPORTS PRELIMINARY THIRD QUARTER 2006 RESULTS

• Company to Seek Additional Extension from Nasdaq

SAN FRANCISCO, CA (November 14, 2006) – Design Within Reach, Inc. (NASDAQ: DWRI) today announced preliminary financial results for the third quarter ended September 30, 2006. The results are preliminary because the Company has not yet completed the reconciliation of a previously announced difference between its accrued inventory sub-ledger and the general ledger. The imbalance relates back to June 2005, and reconciliation of the entries in question may require revision of the Company’s operating results in the first and second quarters of 2006 and fiscal year 2005. Until this work is complete, the Company cannot be certain that the results reported below will not change and the Company will not be able to file its quarterly reports on Form 10-Q for the quarters ended July 1, 2006 and September 30, 2006.

As previously announced, the Nasdaq Listing Qualifications Panel granted the Company continued listing on The Nasdaq Global Market provided that the Company files its quarterly report on Form 10-Q for the period ended July 1, 2006 and any restatements of prior periods that may be required by November 24, 2006. Although the Company continues to work diligently toward completing this filing, it does not appear that the Company will have the work completed and reviewed by its independent public accountants in time to meet this deadline. As a result, the Company is applying for a further extension.

While the Company has not fully completed its third quarter closing process and its accrued inventory account reconciliation is ongoing, the Company’s preliminary results for the three months ended September 30, 2006 are as follows:

•	Net sales increased to approximately $44 million compared to $39.4 million recorded in the same period last year.

•	Product margin improved to approximately 48% from 47.1% in the third quarter of 2005 due to newly implemented product and promotional initiatives, but gross profit margin decreased to 42% to 43% in the third quarter of 2006 from 43.8% in the same period last year, primarily due to higher shipping and handling expenses.

•	Selling, general and administrative expenses were approximately $18 million, representing an increase in absolute dollars, but a decrease as a percentage of net sales compared to the same period last year.

•	Net loss for the third quarter of 2006 was approximately $(0.08) to $(0.10) per share, compared to a net loss of $441,000, or $(0.03) per share in the third quarter of 2005.

Included in the third quarter 2006 results is approximately $300,000 of non-recurring charges, primarily related to severance, approximately $500,000 of non-cash stock-based compensation expenses and approximately $400,000 in additional depreciation, primarily due to the accelerated write-off of the IMARC system. Included in the third quarter 2005 results is approximately $460,000 of severance expenses and

$140,000 of non-cash stock-based compensation expenses, as well as approximately $300,000 in proceeds associated with the disposal of assets.

“We continue to make progress on the principal elements of our turnaround strategy and are encouraged by the initial results of our margin initiatives,” said Ray Brunner, Chief Executive Officer. “Our top line remains healthy and we continue to employ cost controls throughout the Company. During the quarter, we reduced our catalog circulation by over 65%, resulting in a nearly fourfold increase in demand per book from the same period last year, and we began testing select media advertising. Going forward, we plan to apply our marketing findings and improve our web platform in order to better use our online channel to augment studio sales through customer prospecting and exposing the customer to Design Within Reach’s full product assortment. While much work remains, we believe that we are on-track to building a foundation that will position Design Within Reach for long-term sustainable growth.”

Net sales by distribution channel were as follows:

•	Studio sales were approximately $27 million in the third quarter of 2006, up approximately 20% from the same period last year, due to the addition of 10 net new studios since the end of the same period last year and increased sales at existing studios. Design Within Reach operated 62 studios and the DWR Annex, an outlet for returned and discontinued merchandise in Secaucus, New Jersey, at the end of the third quarter. The Company has opened seven studios year-to-date, including one during the fourth quarter, and has completed its studio expansion plan for fiscal 2006.

•	Direct sales (including phone sales and sales through the Design Within Reach website) were approximately $12 million in the third quarter of 2006, up slightly from the same period last year.

As of September 30, 2006, Design Within Reach had approximately $6.0 million in cash and short-term investments and approximately $2.1 million in outstanding borrowings on its revolving credit facility excluding outstanding letters of credit. The Company recently received a commitment letter from Wells Fargo Retail Finance LLC., to replace its $10 million revolving credit facility with a new $20 million facility. Design Within Reach believes that the increased credit line will provide liquidity and cash flows needed to fund operations and anticipated capital expenditures for the foreseeable future.

Guidance

Design Within Reach is maintaining its 2006 sales guidance of approximately $175 million. The Company is expecting continued improvement in the net loss and liquidity in the fourth quarter as the benefits from the cost cutting and strategic initiatives begin to take hold. Design Within Reach is introducing 2007 guidance of approximately $190 million in sales and breakeven earnings.

Conference Call

Design Within Reach, Inc. will host a conference call today, November 14, 2006 at 1:30 p.m. Pacific (4:30 p.m. Eastern). The call, which will be hosted by Ray Brunner, President and Chief Executive Officer, and John Hellmann, Chief Financial Officer, will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.dwr.com. The webcast will also be archived online within one hour of the completion of the conference call and available at www.dwr.com.

About Design Within Reach, Inc.

Design Within Reach, Inc., founded in 1998 and headquartered in San Francisco, is an integrated multi-channel provider of distinctive modern design furnishings and accessories. The Company markets and sells its products to both residential and commercial customers nationwide through the DWR catalog, studios, website and direct sales force, and a single common “in stock and ready to ship” inventory.

“Design Within Reach” is a registered trademark of Design Within Reach, Inc.

This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Design Within Reach’s markets and the demand for its products. Factors that could cause Design Within Reach’s actual results to differ materially from these forward-looking statements including the following: we may be required to revise our reported results of operations as a result of our ongoing reconciliation of the accrued inventory account and our third-quarter closing process; if we are unable to continue to increase our net sales while reducing our promotional discounts, our profitability may be impaired; if we fail to offer merchandise that our customers find attractive, the demand for our products may be limited; we do not have long-term vendor contracts and as a result we may not have continued or exclusive access to products that we sell; our business depends, in part, on factors affecting consumer spending that are not within our control; our business will be harmed if we are unable to implement our growth strategy successfully; the expansion of our studio operations could result in increased expenses with no guarantee of increased earnings; if we do not manage our inventory levels successfully, our operating results will be adversely affected; we depend on domestic and foreign vendors, some of which are our competitors, for timely and effective sourcing of our merchandise; declines in the value of the U.S. dollar relative to foreign currencies could adversely affect our operating results; and we face intense competition and if we are unable to compete effectively, we may not be able to achieve and maintain profitability. Furthermore, if we do not receive from the Nasdaq Listing Qualifications Panel a further extension to file our Form 10-Q for the period ended July 1, 2006, our securities may be subject to delisting from the Nasdaq Global Market. Please refer to our reports and filings with the Securities and Exchange Commission, including our latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Contact:	John D. Hellmann
Design Within Reach, Inc.
jhellmann@dwr.com
(415) 676-6500

Investor Relations:	Andrew Greenebaum/Christine Lumpkins
Integrated Corporate Relations, Inc.
agreenebaum@icr-online.com; clumpkins@icr-online.com
(310) 395-2215

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